SailingStone Capital Partners LLC

Code of Ethics

June 30, 2014

This Code of Ethics is the property of SailingStone Capital Partners LLC (“SailingStone” or the “Firm”) and must be returned to the Firm if an individual’s association with the Firm terminates for any reason.

Table of Contents

CODE OF ETHICS	3

POLICIES AND PROCEDURES	3
Fiduciary Standards and Compliance with the Federal Securities Laws	3
Reporting Violations	4
Distribution of the Code and Acknowledgement of Receipt	5
Conflicts of Interest	5
Personal Securities Transactions	6
Prohibited Securities, Non-Restricted Securities and Approved Securities	6

SECURITY DEFINITIONS	8

Disclosure of the Code of Ethics	10

INSIDER TRADING	11

POLICIES AND PROCEDURES	11
Procedures for Recipients of Material Non-Public Information	11
Watch List	12
Selective Disclosure	12
Relationships with Potential Insiders	13
Obtaining Research from Political Participants	13
Paying Industry Experts for Research	13
Intentional Receipt of Non-Public Information about Public Issuers	14
Rumors	14

GIFTS AND ENTERTAINMENT	15

POLICIES AND PROCEDURES	15
Guiding Principles	15
Specific Policies and Procedures	15
Internal Controls	17

POLITICAL AND CHARITABLE CONTRIBUTIONS, AND PUBLIC POSITIONS	18

POLICIES AND PROCEDURES	18
Political Contributions	18
Charitable Donations	19
Public Office	19
Outside Business Activities	19

COMPLAINTS	20

POLICIES AND PROCEDURES	20

OUTSIDE BUSINESS ACTIVITIES, INVESTMENT CLUBS, AND PRIOR EMPLOYMENT	21

POLICIES AND PROCEDURES	21
Outside Business Activities, Directorships and Investment Clubs	21
Prior Employment Arrangements	22

DEFINITIONS	23

CODE OF ETHICS

Policies and Procedures

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, SailingStone and its Employees must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the “Code”). All questions regarding the Code must be directed to the CCO. Employees must cooperate to the fullest extent reasonably requested by the CCO to enable (i) SailingStone to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge his or her duties under the Code.

All Employees will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, the public, prospects, third-party service providers and fellow Employees. Employees must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting SailingStone’s services, and engaging in other professional activities.

We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, SailingStone must act in its Clients’ best interests. Neither SailingStone, nor any Employee ever benefit at the expense of any Client. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Employees are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client:

•	To defraud such Client in any manner;

•	To mislead such Client, including by making a statement that omits material facts;

•	To engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such Client;

•	To engage in any manipulative practice with respect to such Client; or

•	To engage in any manipulative practice with respect to securities, including price manipulation.

Employees are generally expected to discuss any perceived risks, or concerns about SailingStone’s business practices, with their direct supervisor. However, if an Employee is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they must bring the matter to the CCO’s attention.

Reporting Violations

Improper actions by SailingStone or its Employees could have severe negative consequences for SailingStone, its Clients, and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Employees must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics, to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the Managing Members on the matter. Any problems identified during the review will be addressed in a manner which is consistent with SailingStone’s fiduciary duty to its Clients.

SailingStone Capital Partners LLC

Code of Ethics

June 30, 2014

An Employee’s identification of a material compliance issue will be viewed favorably by the Firm’s Managing Members. Retaliation against any Employee who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Employee believes that he or she has been retaliated against, he or she must notify a Managing Member or the CCO directly.

Violations of this Code of Ethics may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Employee to civil, regulatory or criminal sanctions. No Employee will determine whether he or she committed a violation of the Code of Ethics, or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Distribution of the Code and Acknowledgement of Receipt

SailingStone will distribute this Code to each Employee upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Code.

All Employees must acknowledge that they have received, read, understood, and agree to comply with SailingStone’s policies and procedures described in this Code. Each Employee must complete the Compliance Code Acknowledgement Form and submit the completed form to the CCO upon commencement of employment, annually, and following any material change to the Code. The CCO will use the Code of Ethics Acknowledgement Log to track Employees’ Code of Ethics acknowledgements.

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including SailingStone, Employees, and current or prospective Clients. Any failure to identify or properly address a conflict can have severe negative repercussions for SailingStone, its Employees, and/or Clients. In some cases the improper handling of a conflict could result in litigation and/or disciplinary action.

SailingStone’s policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Employees must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve SailingStone and/or its Employees on one hand, and Clients on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients over the interests of SailingStone and its Employees. If an Employee believes that a conflict of interest has not been identified or appropriately addressed, that Employee must promptly bring the issue to the CCO’s attention.

SailingStone Capital Partners LLC

Code of Ethics

June 30, 2014

In some instances conflicts of interest may arise between Clients. Responding appropriately to these types of conflicts can be challenging, and may require robust disclosures if there is any appearance that one or more Clients have been unfairly disadvantaged. Employees must notify the CCO promptly if it appears that any actual or apparent conflict of interest between Clients has not been appropriately addressed.

It may sometimes be beneficial for SailingStone to be able to retroactively demonstrate that it carefully considered particular conflicts of interest. The CCO will use the Conflicts of Interest Log to document the Firm’s assessment of, and response to, such conflicts.

Personal Securities Transactions

The personal transactions and investment activities of Employees of SailingStone, and certain of their Family Members (referred to collectively as “Personal Securities Transactions”), are the subject of various federal securities laws, rules and regulations. Personal Securities Transactions must be executed in a manner consistent with SailingStone’s fiduciary obligations to its Clients: trades must avoid actual improprieties as well as the appearance of impropriety.

Accounts Covered by the Policies and Procedures

SailingStone’s Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Employees have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, step-children, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria.

It may be possible for Employees to exclude accounts held personally or by immediate family members sharing the same household if the Employee does not have any direct or indirect influence or control over the accounts, or if the Employee can rebut the presumption of beneficial ownership over family members’ accounts. Employees must consult with the CCO before any accounts held by immediate family members sharing the same household will be excluded.

Employees who have immediate family member who are granted stock or option-based compensation from their employers are required to disclose the occurrence and/or accounts. The Employee’s immediate family member may exercise their option and/or sell the stock on a case by case basis only with pre-clearance from SailingStone’s CCO. Please contact the CCO for specific guidance and/or questions.

Prohibited Securities, Non-Restricted Securities and Approved Securities

• Each Employee and such Employee’s Family Members may hold Prohibited Securities that were held at the time of such Employee’s hiring.

• All Employees and their Family Members are prohibited from purchasing Prohibited Securities while employed by SailingStone; and

SailingStone Capital Partners LLC

Code of Ethics

June 30, 2014

• All Employees and their Family Members are allowed to trade Non-Restricted Reportable Securities (Class II) and Approved Non Reportable Securities (Class III); provided that any Class II Security purchased must be held for 90 days before it can be sold by an Employee or such Employee’s Family Members.

• Employees must have written clearance from the CCO for any transaction involving a Class II Security before initiating a contemplated transaction. SailingStone may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time, the Employee receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration. Approvals are generally given for the same trading day. All pre-clearance requests must be submitted to the CCO.

PLEASE SEE THE FOLLOWING PAGE FOR A DEFINITION OF LESS COMMON SECURITY TYPES

Class I – Prohibited Securities	Class II – Non Restricted Reportable Securities*; Require Pre-Clear; Min Hold 90 days***	Class III – Approved Non Reportable Securities**

equity and debt securities	Exchange-traded funds (ETFs)	Closed-end funds

common and preferred stock	Exchange-traded notes (ETNs)	Shares issued by open-end investment companies registered in the U.S.;

investment and non-investment grade debt securities	Private Placements (hedge fund or private equity fund)	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies.

investments convertible into or exchangeable for stock or debt securities	MLP mutual fund	Direct obligations of the Government of the United States;

securities sold in IPOs or limited offerings		Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

any derivative instrument including futures, forwards, swaps, options, warrants, caps, floors, collars and CDs		Shares issued by money market funds;

publicly traded single stock master limited partnerships		Interests in 529 college savings plans;

*	Reportable Securities require duplicate confirmations and statements sent to the Firm’s CCO.
**	Non-Reportable Securities do not require duplicate confirmations and statements sent to the Firm’s CCO.
***	Exception to the 90 day hold is if the position shows a 10% loss.

SailingStone Capital Partners LLC

Code of Ethics

June 30, 2014

SECURITY DEFINITIONS

•	Open-end investment company registered in the U.S. – Open-end funds are the most common type of mutual fund. Open-end mutual funds must be willing to buy back their shares from their investors at the end of every business day at the net asset value computed that day. Most open-end funds also sell shares to the public every business day; these shares are also priced at net asset value. The total investment in the fund will vary based on share purchases, share redemptions and fluctuation in market valuation. There is no legal limit on the number of shares that can be issued.

•	Closed-end funds – Open-end mutual funds must be willing to buy back their shares from their investors at the end of every business day at the net asset value computed that day. Most open-end funds also sell shares to the public every business day; these shares are also priced at net asset value. The total investment in the fund will vary based on share purchases, share redemptions and fluctuation in market valuation. There is no legal limit on the number of shares that can be issued.

•	Unit Investment Trust (UIT) – Unit investment trusts or UITs issue shares to the public only once, when they are created. UITs generally have a limited life span, established at creation. Investors can redeem shares directly with the fund at any time (as with an open-end fund) or wait to redeem upon termination of the trust. Less commonly, they can sell their shares in the open market. Unit investment trusts do not have a professional investment manager. Their portfolio of securities is established at the creation of the UIT and does not change.

•	Exchange-traded funds (ETFs) – A relatively recent innovation, the exchange-traded fund or ETF is often structured as an open-end investment company, though ETFs may also be structured as unit investment trusts, partnerships, investments trust, grantor trusts or bonds (as an exchange-traded note). Most ETFs are index funds that combine characteristics of both closed-end funds and open-end funds. Ideally, ETFs are traded throughout the day on a stock exchange at a price that is close to net asset value of the ETF holdings.

•	Exchange-traded notes (ETNs) – An individual has a Beneficial Interest in a security if he or she can directly or indirectly profit from the security. An individual generally has a Beneficial Interest in all securities held directly or indirectly, as well as those owned directly or indirectly by family members sharing the same household.

SailingStone Capital Partners LLC

Code of Ethics

June 30, 2014

Pre-clearance Procedures

Employees must have written pre-clearance for all Class II transactions before initiating the transaction. SailingStone may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time, the Employee receiving the approval is responsible for ensuring that his or her trading is completed before the clearance’s expiration.

Employees must use the Trade Pre-clearance Form to seek pre-clearance. All pre-clearance requests must be submitted to the CCO. The CCO will use the Trading Pre-clearance Request Log to track pre-clearance requests. Class III Securities do not require pre-clearance.

Reporting

SailingStone will collect information regarding the personal trading activities and holdings of all Employees. Employees must submit quarterly reports regarding Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Employees must report all Class II Securities transactions in accounts in which they have a Beneficial Interest. Employees must also report any accounts opened during the quarter that hold any Securities (including Class I and Class II Securities). Reports regarding Class II Securities transactions and newly opened Class I and Class II accounts must be submitted to the CCO within 30 days of the end of each calendar quarter.

Employees may use the Letter to a Broker-Dealer to instruct the institution hosting their accounts to send the CCO duplicate trade confirmations and/or account statements. The CCO must receive all such confirmations and statements within 30 days of the end of each calendar quarter. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported on the Quarterly Reporting Forms.

If an Employee did not have any transactions or account openings to report, this must be indicated on the Quarterly Reporting Forms within 30 calendar days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Employees must report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO on or before February 14th of each year, and within 10 business days of an individual first becoming an Employee. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 calendar days prior to the date that the person became an Employee.

SailingStone Capital Partners LLC

Code of Ethics

June 30, 2014

Employees may submit copies of account statements that are current as of the dates noted above. Employees must sign and date each such statement before submitting it to the CCO. Any Class II Securities not appearing on an account statement must be reported directly on the Reportable Securities section of the Periodic Holdings Reporting Form.

If an Employee does not have any holdings and/or accounts to report, this must be indicated on the Periodic Holdings Reporting Form within 10 days of becoming an Employee and by February 14th of each year.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Employee is not required to submit:

•	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

•	Any reports with respect to Securities held in accounts over which the Employee had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions must be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Personal Trading and Holdings Reviews

SailingStone’s Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Employees’ personal trading activities.

The CCO will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior, and will compare Employee trading with Clients’ trades as necessary. Upon review, the CCO will initial and date each report received, and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

The CFO will monitor the CCO’s personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Disclosure of the Code of Ethics

SailingStone will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients with a copy of the Code of Ethics. All Client requests for SailingStone’s Code of Ethics must be directed to the CCO.

INSIDER TRADING

Policies and Procedures

Employees are strictly forbidden from engaging in Insider Trading, either personally or on behalf of SailingStone’s Clients. SailingStone’s Insider Trading Policies and Procedures apply to all Employees, as well as any transactions in any securities by family members, trusts, or corporations, directly or indirectly controlled by such persons. The policy also applies to transactions by corporations in which the Employee is an officer, director, or 10% or greater stockholder, as well as transactions by partnerships of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

Procedures for Recipients of Material Non-Public Information

If an Employee has questions as to whether they are in possession of Material Non-Public Information, they must inform the CCO as soon as possible. The CCO will conduct research to determine if the information is likely to be considered material, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in Insider Trading, an Employee:

•	Must immediately report the potential receipt of Material Non-Public Information to the CCO;

•	Must not trade the securities of any company about which they may possess Material Non-Public Information;

•	Must not discuss any potentially Material Non-Public Information with colleagues, except as specifically required by their position; and

•	Must not conduct research, trading, or other investment activities regarding a security for which they may have Material Non-Public Information until the CCO dictates an appropriate course of action.

If the CCO determines that the information is material and non-public, the CCO will prepare a written memorandum describing the information, its source, and the date that the information was received. SailingStone will not place any trades in securities for which it has Material Non-Public Information. The security will also be placed on the Firm’s Restricted List. Depending on the relevant facts and circumstances, the CCO may also take some or all of the following steps:

SailingStone Capital Partners LLC

Code of Ethics

June 30, 2014

•	Review SailingStone’s Insider Trading policies and procedures with the affected Employee(s);

•	Initially ask the affected Employee (s) to execute written agreements that they will not disclose the potentially Material Non-Public Information to others, including colleagues;

•	Periodically ask the affected Employee (s) to sign certifications that they have not improperly shared the information;

•	Require the affected Employee (s) to institute enhanced information security practices;

•	Review the emails of the affected Employees more frequently;

•	Review SailingStone’s Insider Trading policies and procedures with all Employees;

•	Inform SailingStone’s other Employees that the affected Employee (s) may be in possession of Material Non-Public Information;

•	Remind the other Employees that they must take reasonable steps to avoid inadvertent receipt of the information;

•	Forbid other Employees from trading the security in question on behalf of any Client;

•	Forbid other Employees from seeking to obtain the information; and

•	Conduct key word searches of all Employees’ emails for the information in question.

Trading in affected securities may resume, and other responses may be adjusted or eliminated, when the CCO determines that the information has become public and/or immaterial. At such time, the CCO will amend the memorandum noted above to indicate the date that trading was allowed to resume and the reason for the resumption.

Watch List

SailingStone’s investment management personnel will from time to time maintain a Watch List of Securities that SailingStone is actively evaluating for purchase or sale in Client accounts, or about which SailingStone might have received Material Non-Public Information.

If a security is determined to be placed on the Watch List, any member of the firm’s investment team must notify the CCO of the security. This will be done immediately upon placement on the Watch List either verbally or via email.

Selective Disclosure

Non-public information about SailingStone’s investment strategies, trading, and Client holdings may not be shared with third parties except as is necessary to implement investment decisions and conduct other legitimate business. Employees must never disclose proposed or pending trades or other sensitive information to any third party without the prior approval of the CCO. Federal Securities Laws may prohibit the dissemination of such information, and doing so may be considered a violation of the fiduciary duty that SailingStone owes to its Clients.

Employees must not disclose proposed or pending trades to any Client or other individual or entity outside of SailingStone other than a trading counterparty with a legitimate need to know the information. Additionally, Employees must be careful when disclosing the composition of any sub advised RIC (registered investment company or mutual fund) portfolios without obtaining consent from the CCO; Federal Securities Laws and/or the sub advised RIC’s policies may limit the dissemination of

SailingStone Capital Partners LLC

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June 30, 2014

such information, and selective dissemination could be viewed as favoritism. Requests for information regarding a sub advised RIC’s holdings from outside individuals or entities must be forwarded to the CCO, who will consider, among other things, the timeliness and sensitivity of the information and the sub advised RIC’s policies and procedures. In no case will the CCO approve the dissemination of holdings information that is less than 30 days old.

Relationships with Potential Insiders

SailingStone’s Clients and Third Party Service Providers may possess Material Non-Public Information. Access to such information could come as a result of, among other things:

•	Being employed by an issuer (or sitting on the issuer’s board of directors);

•	Working for an investment bank, consulting firm, supplier, or customer of an issuer;

•	Sitting on an issuer’s creditors committee;

•	Serving as an elected official, or otherwise being involved in non-public political processes;

•	Meetings or idea dinners with investment bankers or other connected individuals;

•	Personal relationships with connected individuals; and

•	A spouse’s involvement in any of the preceding activities.

Individuals with access to Material Non-Public Information may have an incentive to disclose the information to SailingStone due to the potential for personal gain. Employees must be extremely cautious about investment recommendations, or information about issuers, that it receives from Clients or Third Party Service Providers. Employees must inquire about the basis for any such recommendations or information, and must consult with the CCO if there is any appearance that the recommendations or information are based on Material Non-Public Information.

If an Employee expects that discussions with an outsider might involve the transmission of Material Non-Public Information, the Employee must disclose whether or not SailingStone is an insider, and must seek a representation regarding the counterparty’s status as a potential insider. When practicable, this disclosure and representation should be communicated by email. Employees must consult with the CCO if there is any question regarding the appropriate types of information that can be provided to, or received from, an outside individual or entity.

Obtaining Research from Political Participants

Employees must consult with the CCO prior to seeking research or other information from participants in non-public political processes. This obligation may apply to elected officials, lobbyists, and political staff members. The CCO may discuss the matter with Outside Counsel, and/or chaperone any meetings or telephone calls with the information provider.

Paying Industry Experts for Research

SailingStone prohibits the use of Paid Industry Experts.

SailingStone Capital Partners LLC

Code of Ethics

June 30, 2014

Intentional Receipt of Non-Public Information about Public Issuers

In certain circumstances SailingStone may intentionally obtain non-public information about public issuers. For example, the Firm might be provided with non-public information in connection with certain types of debt investments. SailingStone might also be invited to participate in a private offering of a public equity (a “PIPE”) or a tender offer. SailingStone’s receipt of non-public information about a public issuer may limit the Firm’s ability to trade in that issuer’s public securities, so the CCO must carefully consider the benefits and limitations before non-public information is received. Only a Managing Member or the COO is authorized to sign confidentiality agreements on SailingStone’s behalf in connection with the potential receipt of non-public information, and Employees must consult with the CCO before gaining access to documents or databases, or engaging in conversations, that are expected to yield non-public information. To the extent that the CCO approves SailingStone’s receipt of non-public information, the CCO will oversee the implementation of procedures designed to prevent improper transactions involving related publicly traded securities.

Rumors

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of Federal Securities Laws. Such conduct is contradictory to SailingStone’s Code of Ethics, as well as the Firm’s expectations regarding appropriate behavior of its Employees. Employees are prohibited from knowingly circulating false rumors or sensational information that might reasonably be expected to affect market conditions for one or more securities, sectors, or markets, or improperly influencing any person or entity.

This policy is not intended to discourage or prohibit appropriate communications between Employees of SailingStone and other market participants and trading counterparties. Employees must consult with the CCO regarding questions about the appropriateness of any communications.

GIFTS AND ENTERTAINMENT

Policies and Procedures

Guiding Principles

SailingStone holds its Employees to high ethical standards and strictly prohibits any giving or receipt of things of value that are designed to improperly influence the recipient. Anti-bribery and anti-corruption statues in the U.S. and the U.K. are broadly written, so Employees must consult with the CCO if there is even an appearance of impropriety associated with the giving or receipt of anything of value.

Specific Policies and Procedures

Employees’ Receipt of Entertainment – No Employee may accept extravagant or excessive entertainment from any person or entity that does or seeks to do business with or on behalf of SailingStone. The guidelines below assume the person providing the entertainment is present (otherwise it is subject to the annual gift limitation):

•	The value of events such as dinners, concerts, sporting events, golf outings, etc., must not exceed $200.00 in value per event, per employee, and each employee is limited to two (2) of these types of events with the same outside individual in any twelve (12) month period.

•	Meals at sponsored conferences or group meetings do not count towards the twice per year limit, unless they may be construed as extravagant or excessive.

•	Generally, an employee may not allow an outside firm or person to pay the costs of any guest of the employee unless the situation dictates that it would be appropriate behavior (e.g., the host brings a guest to the event). Otherwise, the employee or the guest must pay for the guest’s tickets or restaurant bill.

Client entertainment (i.e., paid by, or on behalf of, the Firm) may be maintained at a social level, generally conducive with these guidelines, but not held to the same standard as long as it is communicated to a Managing Member or the CCO and the entertainment cannot be construed as extravagant or excessive.

SailingStone Capital Partners LLC

Code of Ethics

June 30, 2014

Employees’ Receipt of Gifts – No Employee may accept or receive on their own behalf or on behalf of the Firm, any gift or other accommodation from a vendor, broker, securities salesman, Client, or prospective Client (a “business contact”) that might create a conflict of interest or an appearance of such a conflict or interfere with the impartial discharge of the recipient’s responsibilities to SailingStone or its Clients or place the recipient or the Firm in a difficult or embarrassing position or that may be construed as an improper attempt to influence the recipient. This prohibition applies equally to gifts to members of the immediate family or household of SailingStone Employees. In no event should gifts to or from any one business contact have a value that exceeds the annual limitation on the dollar value of gifts established by the FINRA from time to time (currently $100), unless there is no conflict of interest, directly or indirectly, with any of the firms Clients’ and the gift is approved by the CCO.

SailingStone expects that it will bear the costs of Employee travel and lodging associated with conferences, research trips, and other business-related travel. If these costs are borne by a person or entity other than SailingStone they must be treated as a gift to the Employee for purposes of this policy.

Gifts such as holiday baskets or lunches delivered to SailingStone’s offices, which are received on behalf of the Firm, do not require reporting. Promotional items valued at less than $50 that clearly display the giver’s company logo also need not be reported. Examples of promotional gifts include mugs, hats and umbrellas.

Gifts and entertainment that are reportable under this policy must be entered into the Firm’s Gifts & Entertainment Log located on the Shared drive.

SailingStone’s Gift and Entertainment Giving Policy – SailingStone and its Employees are prohibited from giving gifts or entertainment that may appear lavish or excessive, and must obtain approval to give gifts or entertainment in excess of $100 to any Client, prospect, or individual or entity that SailingStone does, or is seeking to do, business with. Employees must seek approval by completing the Gifts and Entertainment Report.

Gifts and Entertainment Given to Union Officials – Any gift or entertainment provided by SailingStone to a labor union or a union official of $250 or more per fiscal year must be reported on Department Labor Form LM-10 within 90 days following the end of SailingStone’s fiscal year. Consequently, all gifts and entertainment provided to labor unions or union officials must be reported to the CCO by completing the Gifts and Entertainment Report.

Gifts and Entertainment Given to Foreign Governments and “Government Instrumentalities” – The Foreign Corrupt Practices Act (“FCPA”) prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

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June 30, 2014

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s country, as well as bona-fide travel costs for certain legitimate business purposes. However the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. SailingStone and its Employees must comply with the spirit and the letter of the FCPA at all times. Employees must obtain written pre-clearance from the CCO prior to giving anything of value that might be subject to the FCPA except food and beverages that are provided during a legitimate business meeting and that are clearly not lavish or excessive.

Employees must complete the Gifts and Entertainment Report to disclose all gifts and entertainment that may be subject to the FCPA, irrespective of value and including food and beverages provided during a legitimate business meeting.

Employees must consult with the CCO if there is any question as to whether gifts or entertainment need to be pre-cleared and/or reported in connection with this policy.

Gifts and Entertainment Given to ERISA Plan Fiduciaries – SailingStone is prohibited from giving gifts or entertainment with an aggregate value of $250 or more per year to any ERISA plan fiduciary. Consequently, all gifts and entertainment provided to ERISA plan fiduciaries must be reported to the CCO by completing the Gifts and Entertainment Report.

Internal Controls

Gifts and Entertainment Tracking – The CCO will use the Firm’s Gifts and Entertainment Log to track Employees’ provision and receipt of gifts and entertainment. The CFO will be responsible for reviewing any gifts and entertainment reported by the CCO.

Monitoring Third Parties – The CCO is responsible for assessing whether agreements with third parties should include anti-bribery representations, and for ensuring that any necessary representations are included in executed agreements. The CCO may also require that third parties acting on behalf of SailingStone attend the Firm’s anti-bribery training sessions. Employees may not execute agreements with third parties that are reasonably expected to interact with government officials, union representatives or ERISA plan fiduciaries without the CCO’s approval.

If a third party is reasonably expected to interact with government officials, union representatives or ERISA plan fiduciaries, the CCO will review any expense claims submitted by the third party and may require explanations and supplemental documentation to ensure that the third party has not provided improper gifts or entertainment on SailingStone’s behalf.

POLITICAL AND CHARITABLE CONTRIBUTIONS,

AND PUBLIC POSITIONS

Policies and Procedures

Political Contributions

Political contributions by SailingStone or Employees to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes are strictly prohibited.

If an Employee or any affiliated entity is considering making a political contribution to any state or local government entity, official, candidate, political party, or political action committee, the potential contributor must seek pre-clearance from the CCO using the Political Contribution Pre-clearance form. Employees should be aware that political contributions that may require pre-clearance include cash donations, as well as substantive donations of SailingStone’s resources, such as the use of conference rooms or communication systems. If pre-clearance is granted, it is valid for seven days before and after the intended contribution date. Any contributions outside of this date range require re-approval. The CCO will consider whether the proposed contribution is consistent with restrictions imposed by Rule 206(4)-5, and to the extent practicable, the CCO will seek to protect the confidentiality of all information regarding each proposed contribution.

The CCO will meet with any individuals who are expected to become “covered associates” to discuss their past political contributions. The review will address the prior six months for potential covered associates who will have no involvement in the solicitation of Clients; contributions for all other potential covered associates will be reviewed for the past two years. The CCO will prepare a memorandum documenting the discussion’s scope and findings, which will be signed by the CCO and by the individual in question and will be retained by the CCO. Note: A “covered associate” of an adviser is defined to include:

•	Any general partner, managing member or executive officer, or other individual with a similar status or function; and

•	Any employee that solicits a government entity for the adviser, as well as any direct or indirect supervisor of that employee.

Employees may make contributions to national political candidates, parties, or action committees without seeking pre-clearance as long as the recipient is not otherwise associated with a state or local political office. However, Employees must use good judgment in connection with all contributions and must consult with the CCO if there is any actual or apparent question about the propriety of a potential contribution.

SailingStone Capital Partners LLC

Code of Ethics

June 30, 2014

Any political contribution by SailingStone, rather than its Employees, must be pre-cleared by the CCO, irrespective of the proposed amount or recipient of the contribution. The CCO will maintain a chronological list of contributions in accordance with the requirements of the Pay-to-Play Rule, as well as a list of all Clients that meet the definition of a “government entity” for purposes of Rule 206(4)-5.

The CFO is responsible for reviewing the CCO’s political contribution activities.

Charitable Donations

Donations by SailingStone or Employees to charities with the intention of influencing such charities to become Clients are strictly prohibited. Employees must notify the CCO about any actual or apparent conflict of interest in connection with any charitable contribution, or about any contribution that could give an appearance of impropriety. Employees must pre-clear any donation to charities that are current Clients or a current prospect. It is up to the Employee to ensure the contemplated charity status is 501(c)(3) and there must be no expectation of quid pro quo.

Public Office

Employees must obtain written pre-approval from the CCO prior to running for any public office. Employees may not hold a public office if it presents any actual or apparent conflict of interest with SailingStone’s business activities.

Outside Business Activities

If an Employee is associated with an outside business, such as by serving as an officer or director, the Employee must recuse himself or herself from any decisions regarding that entity’s political contributions. If the Employee believes that the outside business’ political contributions could give even the appearance of being related to SailingStone’s advisory activities or marketing initiatives, the Employee must discuss the matter with the CCO. Any outside business activities by the CCO will be reviewed by the CFO.

COMPLAINTS

Policies and Procedures

Any statement transmitted verbally, in a letter, by fax, by email, or otherwise, that alleges specific inappropriate conduct by SailingStone is a complaint. While observations about market conditions or an account’s performance may not be complaints, Employees must consult with the CCO if there is any question as to whether a communication is a complaint.

All Employees must promptly report any complaints to the CCO. Failure to report a complaint will be cause for corrective action, up to and including dismissal. Employees receiving a verbal complaint must document the complaint using the Verbal Complaint Memorandum, and must submit the completed memorandum when reporting the complaint.

The CCO will investigate and respond to all Client complaints in a timely manner, will describe all complaints using the Complaint Log, and will retain copies of all documentation associated with each complaint in a Complaint File. The CCO may consult with ACA Compliance Group and/or Outside Counsel regarding the appropriate resolution of a complaint. Any offers of settlement, or actual settlements, may only be made with the written approval of the CCO.

OUTSIDE BUSINESS ACTIVITIES, INVESTMENT CLUBS, AND PRIOR EMPLOYMENT

Policies and Procedures

Outside Business Activities, Directorships and Investment Clubs

Employees are prohibited from engaging in outside business activities, serving on boards of directors, and participating in investment clubs without the prior written approval of the CCO. Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues. Employees may use the Request for Approval of Outside Business Activities, Directorships and Investment Clubs Form to seek approval for the activities. The CCO will use the Outside Business Activity, Directorship and Investment Club Log to track Employees’ participation in such activities.

No Employee may utilize property of SailingStone, or utilize the services of SailingStone or its Employees, for his or her personal benefit or the benefit of another person or entity, without approval of the CCO or a Managing Member. For this purpose, “property” means both tangible and intangible property, including funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property, proprietary processes, and ideas for new research or services.

An Employee may not participate in any business opportunity that comes to his or her attention as a result of his or her association with SailingStone and in which he or she knows that SailingStone might be expected to participate or have an interest, without:

•	Disclosing in writing all necessary facts to the CCO;

•	Offering the particular opportunity to SailingStone; and

•	Obtaining written authorization to participate from the CCO.

Any personal or family interest in any of SailingStone’s business activities or transactions must be immediately disclosed to the CCO. For example, if a transaction by SailingStone may benefit that Employee or a family member, either directly or indirectly, then the Employee must immediately disclose this possibility to the CCO. Employees may use the Miscellaneous Reporting Form to inform the CCO of any such issues.

SailingStone Capital Partners LLC

Code of Ethics

June 30, 2014

No Employee may borrow from or become indebted to any person, business or company having business dealings or a relationship with SailingStone, except with respect to customary personal loans (such as home mortgage loans, automobile loans, and lines of credit), unless the arrangement is disclosed in writing and receives prior approval from the CCO. No Employee may use SailingStone’s name, position in a particular market, or goodwill to receive any benefit on loan transactions without the prior express written consent of the CCO.

An Employee who is granted approval to engage in an outside business activity must not transmit Material Non-Public Information between SailingStone and the outside entity. If participation in the outside business activity results in the Employee’s receipt of Material Non-Public Information that could reasonably be viewed as relevant to SailingStone’s business activities, the Employee must discuss the scope and nature of the information flow with the CCO. Similarly, if an Employee receives approval to engage in an outside business activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the CCO.

Prior Employment Arrangements

Employees are expected to act with professionalism, to avoid any improper disclosure of proprietary information, and to satisfy all other obligations owed to SailingStone and to any prior employers. Employees must discuss any concerns regarding their prior employment with the CCO prior to hire. Such concerns may include, but are not limited to, possession of Material Non-Public Information from a prior employer, a non-solicitation and/or non-compete clause in the Employee’s previous employment agreement, and any prior (two years) political contributions made by the Employee.

DEFINITIONS

The following defined terms are used throughout the Code of Ethics. Other capitalized terms are defined within specific sections of the Code of Ethics.

•	ACA – ACA Compliance Group, an independent third-party regulatory compliance consulting firm.

•	Automatic Investment Plan – A program in which regular trades are made automatically in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

•	Beneficial Interest – An individual has a Beneficial Interest in a security if he or she can directly or indirectly profit from the security. An individual generally has a Beneficial Interest in all securities held directly or indirectly, as well as those owned directly or indirectly by family members sharing the same household.

•	CCO – Kathlyne Kiaie, SailingStone’s Chief Compliance Officer.

•	CFO – Jim Klescewski, SailingStone’s Chief Financial Officer.

•	Clients – Individuals and entities for which SailingStone provides investment advisory services.

•	Employees – SailingStone’s officers, directors, principals, and employees.

•	ERISA – The Employee Retirement Income Security Act of 1974.

•	Federal Securities Laws – The Federal Securities Laws include the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the IC Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

•	FINRA – The Financial Industry Regulatory Authority, a self-regulatory organization. FINRA was formed in 2007 through the consolidation of NASD and certain functions of the New York Stock Exchange.

•	FTC – The Federal Trade Commission.

•	IC Act – The Investment Company Act of 1940.

•	Insider Trading – Trading personally or on behalf of others on the basis of Material Non-Public Information, or improperly communicating Material Non-Public Information to others.

SailingStone Capital Partners LLC

Code of Ethics

June 30, 2014

•	IPO – An initial public offering. An IPO is an offering of securities registered under the Securities Act where the issuer, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

•	Managing Member – MacKenzie Davis and Ken Settles.

•	Material Non-Public Information – Information that (i) has not been made generally available to the public, and that (ii) a reasonable investor would likely consider important in making an investment decision. Employees must consult with SailingStone’s CCO about any questions as to whether information constitutes Material Non-Public Information.

•	Natural Person – A human being, as opposed to a legal entity.

•	Nonpublic Personal Information – Regulation S-P defines “Nonpublic Personal Information” to include personally identifiable financial information that is not publicly available, as well as any list, description, or other grouping of consumers derived from nonpublic personally identifiable financial information.

•	Outside Counsel – Dechert LLP; Cole-Frieman & Mallon LLP.

•	PCAOB – The Public Company Accounting Oversight Board.

•	Portfolio Managers – MacKenzie Davis and Ken Settles.

•	RIC – An investment company registered under the IC Act, often referred to as a mutual fund.

•	Security – The SEC defines the term “Security” broadly to include stocks, bonds, certificates of deposit, options, interests in Private Placements, futures contracts on other securities, participations in profit-sharing agreements, and interests in oil, gas, or other mineral royalties or leases, among other things. “Security” is also defined to include any instrument commonly known as a security. Any questions about whether an instrument is a security for purposes of the Federal Securities Laws must be directed to the CCO.

•	SEC – The Securities and Exchange Commission.

•	Securities Act – The Securities Act of 1933.